UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2017

Ecoark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53361	39-2075693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 S Pinnacle Hills Parkway, Suite 220, Rogers AR	72758
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 259-2977

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On March 31, 2017, Ecoark Holdings, Inc. (the “Company”) issued 22 holders (the “Holders”) of convertible notes (the “Notes”) 832,588 shares of the Company’s common stock, par value $0.001 per share (the “Conversion Shares”), in connection with conversions at the election of the Holders pursuant to the terms of the Notes. The Holders converted an aggregate of $3,700,000 of principal amount of Notes and approximately $18,000 in accrued interest on the Notes at a weighted average price of $4.47 per share. The issuance of the Conversion Shares pursuant to the conversion of the Notes is exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 3(a)(9) thereof as the Notes were exchanged by the Company with the existing Holders and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. $600,000 in principal amount of Notes remains to be converted. Jay Puchir, the Company’s Chief Executive Officer, and Gary Metzger, one of the Company’s directors, converted $100,000 and $500,000 of Notes, respectively. Pursuant to the terms of the Notes, the Company issued the converting Holders, other than Messrs. Puchir and Metzger, an aggregate of 310,000 warrants, exercisable until December 31, 2018, to purchase the Company’s common stock at $7.50 per share.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2017, Randy May, the Company’s Chief Executive relinquished his role as Chief Executive Officer to concentrate on his role as Chairman of the Company’s Board of Directors (the “Board”). The Company then appointed Jay Puchir, 41, as the Company’s Chief Executive Officer. Prior to his appointment as the Chief Executive Officer, Mr. Puchir, who originally joined the Company in December 2016, was the Company’s Director of Finance, Treasurer and Secretary. As Director of Finance, Mr. Puchir led the Company’s treasury function, financial planning & analysis. Mr. Puchir started his career as an auditor at PricewaterhouseCoopers and a consultant at Ernst & Young, ultimately earning the position of Senior Manager at Ernst & Young. Immediately prior to joining the Company, he held the role of Associate Chief Financial Officer with HCA and from March 2010 to February 2016 he served as both the Accounting Manager and Director of Finance / Controller at The Citadel. Mr. Puchir is a licensed Certified Public Accountant.  Mr. Puchir has also served on a part-time basis as the Chief Financial Officer of Trend Discovery Capital Management from July 2014 to March 2017. He received his Bachelor of Arts from the University of North Carolina at Chapel Hill and his Master of Business Administration from Rutgers University.

Also, on March 28, 2017, the Company appointed Charles Rateliff, 64, as the Company’s Chief Financial Officer and Treasurer. Prior to his appointment as the Company’s Chief Financial Officer and Treasurer, Mr. Rateliff was appointed to the Company’s Board in May 2016. Mr. Rateliff served as the Treasurer and Senior Vice President of Wal-Mart Stores, Inc. until 2005. Since then, he has been an independent consultant for several private investment firms. After receiving an MBA from the University of Arkansas, Mr. Rateliff was hired as an internal auditor for Walmart and within five years was promoted to Assistant Treasurer and then Treasurer. Over the course of Mr. Rateliff’s career at Walmart he worked across different departments including compliance, risk management, profit sharing and associate benefits.  Charles Rateliff is replacing Yash Puri, the Company’s former Chief Financial Officer who resigned in January 2017.

Both Mr. Puchir and Mr. Rateliff shall receive annual salaries of $200,000 and shall receive an equity grant of 300,000 shares which shall be either granted as restricted shares, options or another form of grant after the Company’s Board and shareholders approve an incentive plan in 2017.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 28, 2017, the Company’s Board increased the size of the Board to nine members to enable the Company to reestablish a majority of independent members on the Board. The Board’s nominating committee is conducting a search for new members.

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Item 8.01.	Other Events.

On March 29, 2017, the Company issued a press release regarding the matters described above under Item 5.02 and 5.03 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the United States Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	4.1	Form of Warrant Agreement of Ecoark Holdings, Inc.

	99.1	Press Release, dated March 29, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2017	ECOARK HOLDINGS, INC.

	By:	/s/ Jay Puchir
	Name:	Jay Puchir
	Title:	Chief Executive Officer

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